                                                                  Exhibit 3.1.5

                           CERTIFICATE OF ELIMINATION

                                       OF

                $2.3125 CONVERTIBLE EXCHANGEABLE PREFERRED STOCK

                                       OF

                            CLIFFS DRILLING COMPANY


                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware


     CLIFFS DRILLING COMPANY, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

     FIRST:    That, in accordance with Section 151 of the General Corporation
Law of the State of Delaware, the Board of Directors of the Corporation adopted the following resolutions setting forth the proposed elimination of the series of 1,150,000 shares of Preferred Stock of the Corporation designated as "$2.3125 Convertible Exchangeable Preferred Stock" (the "$2.3125 Series"):

          RESOLVED, that no shares of the series of 1,150,000 shares of preferred stock of the Corporation designated as "$2.3125 Convertible Exchangeable Preferred Stock" are outstanding and none will be issued in the future; and further

          RESOLVED, that the Board of Directors hereby adopts and approves a Certificate of Elimination, which shall have the effect when filed with the Secretary of State of Delaware of eliminating from the Certificate of Incorporation of the Corporation all reference to the series of 1,150,000 shares of preferred stock of the Corporation designated as "$2.3125 Convertible Exchangeable Preferred Stock"; and further

          RESOLVED, that the President, any Vice President, the Secretary and/or the Treasurer of the Company be and they hereby are authorized for and on behalf of the Company to execute and file with the Secretary of State of Delaware a Certificate of Elimination and any and all such other documents as may be desired or required in connection with the Certificate of Elimination and containing such terms and conditions as may be acceptable or agreeable to any of said officers, such acceptance and agreement to be conclusively evidenced by any of said officers' execution and delivery thereof; and further

          SECOND:    None of the authorized shares of the $2.3125 Series are
     outstanding and none will be issued in the future.

          THIRD:     In accordance with the provisions of Section 151 of the
     General Corporation Law of the State of Delaware, the Certificate of Incorporation of the Corporation is hereby amended to eliminate all reference to the $2.3125 Series of Preferred Stock.

          IN WITNESS WHEREOF, Cliffs Drilling Company has caused this certificate to be signed by Edward A. Guthrie, its Vice President-Finance, and its corporate seal to be hereunto affixed and attested by James E. Mitchell Jr., its Secretary, this 17th day of June, 1997.


                                       CLIFFS DRILLING COMPANY


                                       By: /S/ EDWARD A. GUTHRIE
                                          ---------------------------------
                                          Edward A. Guthrie
                                          Vice President-Finance

Attest:


/S/ JAMES E. MITCHELL JR.
---------------------------------
James E. Mitchell Jr., Secretary




THE STATE OF TEXAS  )
                    )
COUNTY  OF HARRIS   )


         THIS INSTRUMENT was acknowledged before me on this 17th day of June, 1997, by Edward A. Guthrie, Vice President-Finance of CLIFFS DRILLING COMPANY, a Delaware corporation, on behalf of said corporation.


                                       /S/ SHIRLEY L. RIDINGS
                                       ------------------------------------
                                       Notary Public in and for
                                       the State of Texas


                                       2